Exhibit 3.1

FORM OF

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

ADVANCED DRAINAGE SYSTEMS, INC.

(2014 STOCK SPLIT)

ADVANCED DRAINAGE SYSTEMS, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”),

DOES HEREBY CERTIFY:

FIRST: The Certificate of Incorporation of the Corporation is hereby amended pursuant to Section 242 of the DGCL as follows:

A. The first sentence of Article FOURTH of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as set forth below:

“FOURTH: The total number of shares of capital stock which the corporation shall have authority to issue is                      shares, consisting of two classes of capital stock:

(i)                       shares of 2.50% Cumulative Convertible Voting Preferred Stock, par value $.01 per share (the “Convertible Preferred Stock”); and

(ii)                       shares of Common Stock, par value $.01 per share (the “Common Stock”).”

B. Article FOURTH of the Certificate of Incorporation of the Corporation is hereby amended by adding a new fourth paragraph immediately after the existing third paragraph and immediately prior to the existing fourth paragraph of Article FOURTH of the Certificate of Incorporation of the Corporation to read as set forth below:

“Upon the filing (the “2014 Stock Split Effective Time”) pursuant to the General Corporation Law of the State of Delaware of the Certificate of Amendment of the Certificate of Incorporation of the Corporation (2014 Stock Split), (i) each share of the corporation’s Convertible Preferred Stock either issued and outstanding or held by the corporation as treasury stock immediately prior to the 2014 Stock Split Effective Time (“2014 Old Convertible Preferred Stock”)

shall be and hereby is automatically reclassified and changed into                      fully-paid and nonassessable shares of Convertible Preferred Stock (“2014 New Convertible Preferred Stock”), and (ii) each share of the corporation’s Common Stock either issued and outstanding or held by the corporation as treasury stock immediately prior to the 2014 Stock Split Effective Time (“2014 Old Common Stock”) shall be and hereby is automatically reclassified and changed into                      fully-paid and nonassessable shares of Common Stock (“2014 New Common Stock”), in each case without any further action by the corporation or the holder thereof and without increasing or decreasing the amount of stated capital or paid-in surplus of the corporation, and subject to the treatment of fractional share interests as described below (such stock splits, together, the “2014 Stock Split”). No fractional shares of 2014 New Convertible Preferred Stock or 2014 New Common Stock shall be issued as a result of the 2014 Stock Split and, in lieu thereof, upon surrender after the 2014 Stock Split Effective Time of a certificate which formerly represented shares of 2014 Old Convertible Preferred Stock or 2014 Old Common Stock that were issued and outstanding immediately prior to the 2014 Stock Split Effective Time, any holder who would otherwise be entitled to a fractional share of 2014 New Convertible Preferred Stock or 2014 New Common Stock as a result of the 2014 Stock Split, following the 2014 Stock Split Effective Time, shall be entitled to receive a cash payment equal to the fraction of which such holder would otherwise be entitled multiplied by the fair market value per share as determined by the Board of Directors of the corporation. Each stock certificate that, immediately prior to the 2014 Stock Split Effective Time, represented shares of 2014 Old Convertible Preferred Stock or 2014 Old Common Stock that were issued and outstanding immediately prior to the 2014 Stock Split Effective Time shall, from and after the 2014 Stock Split Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of whole shares of 2014 New Convertible Preferred Stock or 2014 New Common Stock, as the case may be, after the 2014 Stock Split Effective Time into which the shares formerly represented by such certificate have been reclassified and changed into (as well as the right to receive cash in lieu of fractional shares of 2014 New Convertible Preferred Stock or 2014 New Common Stock, as the case may be, after the 2014 Stock Split Effective Time); provided, however, that each person of record holding a certificate that represented shares of 2014 Old Convertible Preferred Stock or 2014 Old Common Stock that were issued and outstanding immediately prior to the 2014 Stock Split Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of 2014 New Convertible Preferred Stock or 2014 New Common Stock, as the case may be, after the 2014 Stock Split Effective Time into which the shares formerly represented by such certificate have been reclassified and changed into; and provided further, however, that whether or not fractional shares would be issuable as a result of the 2014 Stock Split shall be determined on the basis of (i) the aggregate number of shares of

2014 Old Convertible Preferred Stock or 2014 Old Common Stock that were issued and outstanding immediately prior to the 2014 Stock Split Effective Time formerly represented by certificates that the holder is at the time surrendering for a new certificate evidencing and representing the number of whole shares of 2014 New Convertible Preferred Stock or 2014 New Common Stock, as the case may be, after the 2014 Stock Split Effective Time and (ii) the aggregate number of shares of 2014 New Convertible Preferred Stock or 2014 New Common Stock, as the case may be, after the 2014 Stock Split Effective Time into which the shares formerly represented by such certificates have been reclassified and changed into.”

SECOND: The amendment of the Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Sections 242 of the DGCL, the Board of Directors of the Corporation having duly adopted resolutions setting forth such amendment, declaring its advisability and directing that it be submitted to the stockholders of the Corporation for their approval at the 2014 annual meeting of the stockholders of the Corporation; and on June 2, 2014 at such annual meeting, a majority of the outstanding stock entitled to vote thereon, and the holders of a majority of the outstanding stock of each class of stock entitled to vote thereon as a class, was voted in favor of such amendment.

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IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Certificate of Amendment on the      day of                 , 2014.

ADVANCED DRAINAGE SYSTEMS, INC.

By:
Name:
Title: